UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    July 6, 2010

Merck & Co., Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

1-6571	22-1918501
(Commission File Number)	(I.R.S. Employer Identification No.)
One Merck Drive, PO Box 100, Whitehouse Station, NJ	08889-0100
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code        (908) 423-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

(a), (b), (c) and (d) In February 2010, Merck & Co., Inc. (the “Company”) announced the first phase of a new global restructuring program (the “Merger Restructuring Program”) in conjunction with the integration of the legacy Merck and legacy Schering-Plough businesses. This Merger Restructuring Program is intended to optimize the cost structure of the combined Company. On July 6, 2010, the Company committed to the next phase of the Merger Restructuring Program. As part of the first and second phases of the Merger Restructuring Program, which the Company anticipates will be substantially complete by the end of 2012, the Company expects to reduce its total workforce by approximately 15% across all areas of the Company worldwide. The Company also plans to eliminate 2,500 vacant positions. These workforce reductions will primarily come from the elimination of duplicative positions in sales, administrative and headquarters organizations, as well as from the sale or closure of certain manufacturing and research sites.

The first and second phases of the Merger Restructuring Program are expected to be substantially completed by the end of 2012 with the cumulative pretax costs estimated to be approximately $3.5 billion to $4.3 billion. The Company expects that a charge for certain portions of these costs will be recorded in the second quarter of 2010. The Company estimates that approximately two-thirds of the cumulative pretax costs relate to cash outlays, primarily due to employee separation expense. Approximately one-third of the cumulative pretax costs are non-cash, relating primarily to the accelerated depreciation of facilities to be closed or divested. The Company expects the first and second phases of the Merger Restructuring Program to result in annual savings in 2012 of approximately $2.7 billion to $3.1 billion.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press release issued July 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merck & Co., Inc.

Date: July 8, 2010	By:	/s/ Katie E. Fedosz
KATIE E. FEDOSZ
Assistant Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued July 8, 2010